EXHIBIT 99.1

AMENDMENT TO BYLAWS

OF HYDROGEN POWER INC.

Amendment Adopted September 17, 2007

by the Board of Directors

Effective September 17, 2007, Article III, Section 7 of the By-laws of the Corporation is deleted and replaced in its entirety with the following amended Article III, Section 7:

Section 7. Special meetings of the board may be called by the president on two days notice prior to meeting. Special meetings shall be called by the president or secretary in like manner and on like notice on the written request of two directors unless the board consists of only one director, in which case special meetings shall be called by the president or secretary in like manner and on like notice on the written request of the sole director.